EXHIBIT 99.3

CONTRIBUTION AGREEMENT

Chilco River Holdings Inc.

        This Contribution Agreement (the “Agreement”) is effective as of July 26, 2005, by and between Gavin Roy (“Shareholder”), and Chilco River Holdings Inc., a Nevada corporation (“Company”).

WHEREAS:

A.	Shareholder currently holds in excess of 3,564,000 shares of the Company’s issued and outstanding shares of common stock, par value $0.001 (“Common Shares”);

B.	Shareholder is a founding shareholder, officer and director of the Company, and acquired substantially all of his Common Shares for nominal consideration (the “Consideration”);

C.

The Company’s board of directors has approved the terms of a Share Exchange Agreement (the “Share Exchange Agreement”) with the shareholders of KUBUK International, Inc., a California corporation (“KUBUK”), to acquire all of the issued and outstanding shares of KUBUK for 19,250,000 Common Shares;

D.

KUBUK owns and operates, through two wholly-owned subsidiaries, the Hotel Cinco Estrellas in Lima, Peru (the “Bruce Hotel and Casino”), and owns all right, title and interest in all property, real, personal or mixed, tangible and intangible, of every kind and description, that relate to, have been developed for use in connection with, arise from the conduct of, are used or held for use in connection with or are necessary for the conduct of the business as conducted or proposed to be conducted in connection with the Bruce Hotel and Casino (the “Business”);

E.

Under the terms of the Share Exchange Agreement, the Company has agreed to cause one or more of its shareholders to contribute, as capital contributions, Common Shares to the Company so that immediately prior to the Share Exchange, there will be 2,200,000 Common Shares issued and outstanding, and upon the closing of the Share Exchange there will be 21,450,000 Common Shares issued and outstanding;

F.

The Company and Shareholder have determined that it is in the best interest of the Company, its shareholders and Shareholder that the Shareholder make a capital contribution of 3,564,000 Common Shares to the Company; and

G.

Shareholder desires to contribute to the Company 3,564,000 Common Shares as an additional capital contribution to the Company and the Company desires to accept such contribution under the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Contribution. Shareholder hereby agrees to contribute 3,564,000 Common Shares to the Company as an additional capital contribution and the Company hereby agrees to accept such contribution by the Shareholder and to reflect such capital contribution on the books and records of the Company. Shareholder hereby delivers a certificate(s) representing Common Shares, of which 3,564,000 Common Shares will be cancelled by the Company and Shareholder will receive without charge a new certificate in respect of the balance of the Common Shares not so contributed.

2.

Governing Law. This Agreement shall be construed and enforced in accordance with the federal laws of the United States and the internal laws of the State of Nevada, without regard to the conflicts of law rules of such state.

3.

Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

4.

Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

5.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

6.

Heirs, Successors and Assigns. Each of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

7.	Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

8.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first written above.

CHILCO RIVER HOLDINGS INC. By: Robert Krause, President SHAREHOLDER Gavin Roy